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As filed with the Securities and Exchange Commission on May 21, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

QUICKLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-188504 (I.R.S. Employer Identification Number)

1277 Orleans Drive
Sunnyvale, CA 94089-1138
(408) 990-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

E. Thomas Hart
Chief Executive Officer
QuickLogic Corporation
1277 Orleans Drive
Sunnyvale, CA 94089-1138
(408) 990-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur O. Whipple Chief Financial Officer QuickLogic Corporation 1277 Orleans Drive Sunnyvale, CA 94089-1138 (408) 990-4000	Aaron J. Alter, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock $0.001 par value	2,522,000 shares	$4.88	$12,307,360	$1,133

(1)
The price of $4.88, the average of the high and low prices of QuickLogic's common stock on The Nasdaq National Market on May 15, 2002, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to Completion)

2,522,000 SHARES

QUICKLOGIC CORPORATION COMMON STOCK

        This prospectus relates to the public offering of up to 2,522,000 shares of our common stock which are held by one of our current stockholders.

        The prices at which such stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is quoted on The Nasdaq National Market under the symbol "QUIK." On May     , 2002, the closing price for our common stock was $            .

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2002.

TABLE OF CONTENTS

Risk Factors	2
Selling Stockholder	12
Plan of Distribution	13
Legal Matters	15
Experts	15
Where You Can Find More Information	15

The Company

        QuickLogic is the pioneer of Embedded Standard Products (ESPs), a new class of semiconductor devices that provide significant time and cost savings and increased performance and flexibility to the engineers who design many of today's advanced electronics systems. We have developed more than 100 ESP solutions for OEMs in markets such as telecommunications; data communications; video/audio; graphics and imaging; instrumentation and test and high-performance computing. QuickLogic is a publicly traded company (NASDAQ: QUIK), headquartered in Sunnyvale, California. We have approximately 200 employees worldwide.

        The address of our corporate headquarters is 1277 Orleans Drive, Sunnyvale, California 94089, and our telephone number at that address is (408) 990-4000. Our web site is located at http://www.quicklogic.com. Information contained on our web site and web sites linked to our web site does not constitute a part of this prospectus.

The Offering

Common stock offered by selling stockholder	2,522,000 shares
Nasdaq National Market symbol	QUIK

Risk Factors

        You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materialize, our business, financial condition or results of operations could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, competitive pressures, difficulties in growing our business to meet our commitments, technical challenges and those discussed in this "Risk Factors" section and the risks discussed in our other SEC filings, including our Annual Report on Form 10-K, filed March 14, 2002.

RISKS RELATED TO OUR BUSINESS

Our future operating results are likely to fluctuate and therefore may fail to meet expectations which could cause our stock price to decline

        Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

        Factors that could cause our operating results to fluctuate that relate to our internal operations include:

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  the need for continual, rapid new product introductions;

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  changes in our product mix;

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  our inability to adjust our fixed costs in the face of any declines in sales;

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  Our ability to integrate existing and acquired operations, including the integration of assets acquired from V3 Semiconductor, Inc. ("V3"); and

  •
  successful execution of our strategy to develop and market system-level products for the communications and networking markets.

        Factors that could cause our operating results to fluctuate that depend upon our suppliers and customers include:

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  the timing of significant product orders, order cancellations and reschedulings;

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  the availability of production capacity and fluctuations in the manufacturing yields at the facilities that manufacture our devices; and

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  the cost of raw materials and manufacturing services from our suppliers.

        Factors that could cause our operating results to fluctuate that are industry risks include:

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  intense competitive pricing pressures;

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  introductions of or enhancements to our competitors' products; and

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  the cyclical nature of the semiconductor industry.

        Our day-to-day business decisions are made with these factors in mind. Although certain of these factors are out of our immediate control, unless we can anticipate, and be prepared with contingency plans that respond to these factors, we will be unsuccessful in carrying out our business plan.

We cannot assure you that we will return to profitability because we have a history of losses

        We incurred significant losses from our inception in 1988 through 1997, in 2001 and again in the three months ended March 31, 2002. Our accumulated deficit as of March 31, 2002 was $78.5 million. We had net loss of $26.5 million in 2001. We cannot assure you that we will return to profitability in any future periods, and you should not rely on our historical revenue or our previous profitability as any indication of our future operating results or prospects.

If we fail to successfully develop, introduce and sell new products, we may be unable to compete effectively in the future

        We operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products. Our future success depends on our ability to develop, introduce and successfully market new products, including ESPs. We introduced our ESPs in September 1998. To date, we have been selling our ESPs in limited quantities, and we must increase our sales of ESP products or our business will suffer. If any of the following occur, our business will be materially harmed:

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  we fail to complete and introduce new product designs in a timely manner;

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  we are unable to have these new products manufactured according to design specifications;

  •
  our customers do not successfully introduce new systems or products incorporating our products;

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  our sales force and independent distributors do not create adequate demand for our products; or

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  market demand for our new products, such as ESPs, does not develop as anticipated.

We have only recently introduced our embedded standard products; therefore, we cannot accurately predict their future level of acceptance by our customers, and we may not be able to generate anticipated revenue from these products

        We have only recently started selling embedded standard products. In 2001, ESPs accounted for approximately 29% of our revenue. We do not know the extent to which systems manufacturers will purchase or utilize our ESPs. Since we anticipate that ESPs will become an increasingly larger component of our business, their failure to gain acceptance with our customers would materially harm our business. We cannot assure you that our ESPs will be commercially successful or that these products will result in significant additional revenues or improved operating margins in future periods.

If the market in which we sell our embedded standard products does not grow as we anticipate, it will materially and adversely affect our anticipated revenue

        The market for embedded standard products is relatively new and still emerging. If this market does not grow at the rate we anticipate, our business will be materially harmed. One of the reasons that this market might not grow as we anticipate is that many systems manufacturers are not yet fully aware of the benefits provided by embedded standard products, in general, or the benefits of our ESPs, specifically. Additionally, systems manufacturers may use existing technologies other than embedded standard products or yet to be introduced technologies to satisfy their needs. Although we have devoted and intend to continue to devote significant resources promoting market awareness of the benefits of embedded standard products, our efforts may be unsuccessful or insufficient.

We expend substantial resources in developing and selling our products, and we may be unable to generate significant revenue as a result of these efforts

        To establish market acceptance of our products, we must dedicate significant resources to research and development, production and sales and marketing. We experience a long delay between the time when we expend these resources and the time when we begin to generate revenue, if any, from these expenditures. Typically, this delay is one year or more. We record as expenses the costs related to the development of new semiconductor products and software as these expenses are incurred. As a result, our profitability from quarter to quarter and from year to year may be materially and adversely affected by the number and timing of our new product introductions in any period and the level of acceptance gained by these products.

Our customers may cancel or change their product plans after we have expended substantial time and resources in the design of their products

        If one of our potential customers cancels, reduces or delays product orders from us or chooses not to release equipment that incorporates our products after we have spent substantial time and resources in designing a product, our business could be materially harmed. Our customers often evaluate our products for six to twelve months or more before designing them into their systems, and they may not commence volume shipments for up to an additional six to twelve months, if at all. During this lengthy sales cycle, our potential customers may also cancel or change their product plans. Even when customers incorporate one or more of our products into their systems, they may ultimately discontinue the shipment of their systems that incorporate our products. Customers whose products achieve high volume production may choose to replace our products with lower cost customized semiconductors.

We will be unable to compete effectively if we fail to anticipate product opportunities based upon emerging technologies and standards and fail to develop products that incorporate these technologies and standards

        We may spend significant time and money on research and development to design and develop products around an emerging technology or industry standard. To date, we have introduced only one product family, QuickPCI, that is designed to support a specific industry standard. If an emerging technology or industry standard that we have identified fails to achieve broad market acceptance in our target markets, we may be unable to generate significant revenue from our research and development efforts. Moreover, even if we are able to develop products using adopted standards, our products may not be accepted in our target markets. As a result, our business would be materially harmed.

        We have limited experience in designing and developing products that support industry standards. If systems manufacturers move away from the use of industry standards that we support with our products and adopt alternative standards, we may be unable to design and develop new products that conform to these new standards. The expertise required is unique to each industry standard, and we would have to either hire individuals with the required expertise or acquire such expertise through a licensing arrangement or by other means. The demand for individuals with the necessary expertise to develop a product relating to a particular industry standard is generally high, and we may not be able to hire such individuals. The cost to acquire such expertise through licensing or other means may be high and such arrangements may not be possible in a timely manner, if at all.

We may encounter periods of industry-wide semiconductor oversupply, resulting in pricing pressure and underutilization of manufacturing capacity, as well as undersupply, resulting in a risk that we could be unable to fulfill our customers' requirements

        The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, its products. These fluctuations have resulted in circumstances when supply and demand for the industry's products have been widely out of balance. Our operating results may be materially harmed by industry-wide semiconductor oversupply, which could result in severe pricing pressure and underutilization of our manufacturing capacity. In a market with undersupply, we would have to compete with larger foundry customers for limited manufacturing capacity. In such an environment, we may be unable to have our products manufactured in a timely manner or in quantities necessary to meet our requirements. Since we outsource all of our manufacturing, we are particularly vulnerable to such supply shortages. As a result, we may be unable to fulfill orders and may lose customers. Any future industry-wide oversupply or undersupply of semiconductors would materially harm our business.

None of our products is currently manufactured by more than one manufacturer, which exposes us to the risk of having to identify and qualify one or more substitute suppliers

        We depend upon independent third parties to manufacture, assemble and test our semiconductor products. None of our products is currently manufactured by more than one manufacturer. We have contractual arrangements with two of our three foundry manufacturers of semiconductors, Tower and Cypress, to provide us with specified manufacturing capacity. The Tower facility is not yet operational. We purchase product from TSMC on a purchase order basis. Our assembly and test work is also done on a purchase order basis. If we are unable to secure adequate manufacturing capacity from Tower, TSMC, Cypress or other suppliers to meet our supply requirements, our business will be materially harmed.

        Processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities. If our current manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for a substantial majority of our products. Our manufacturers may experience unanticipated events, like the September 1999 Taiwan earthquake, that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

If we fail to adequately forecast demand for our products, we may incur product shortages or excess product inventory

        Our agreements with third-party manufacturers require us to provide forecasts of our anticipated manufacturing orders, and place binding manufacturing orders in advance of receiving purchase orders from our customers. This may result in product shortages or excess product inventory because we are not permitted to increase or decrease our rolling forecasts under such agreements. Obtaining additional supply in the face of product shortages may be costly or not possible, especially in the short term. Our failure to adequately forecast demand for our products would materially harm our business.

Fluctuations in our product yields, especially our new products, may increase the costs of our manufacturing process

        Difficulties in the complex semiconductor manufacturing process can render a substantial percentage of semiconductor wafers nonfunctional. We have, in the past, experienced manufacturing runs that have contained substantially reduced or no functioning devices. Varying degrees of these yield reductions occur frequently in our manufacturing process. These yield reductions, which can occur without warning, may result in substantially higher manufacturing costs and inventory shortages to us. We may experience yield problems in the future which may materially harm our business. In addition, yield problems may take a significant period of time to analyze and correct. Our reliance on third party suppliers may extend the period of time required to analyze and correct these problems. As a result, if we are unable to respond rapidly to market demand, our business would suffer.

        Yield reductions frequently occur in connection with the manufacture of newly introduced products. Newly introduced products, such as our Eclipse family of FPGAs, are often more complex and more difficult to produce, increasing the risk of manufacturing-related defects. While we test our products, these products may still contain errors or defects that we find only after we have commenced commercial production. Our customers may not place new orders for our products if the products have reliability problems, which would materially harm our business.

We may be unable to grow our business if the markets in which our customers sell their products do not grow

        Our success depends in large part on the continued growth of various markets that use our products. Any decline in the demand for our products in the following markets could materially harm our business:

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  telecommunications and data communications;

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  video/audio, graphics and imaging;

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  instrumentation and test;

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  high-performance computing; or

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  military systems.

        Slower growth in any of the other markets in which our products are sold may also materially harm our business. Many of these markets are characterized by rapid technological change and intense competition. As a result, systems sold by our customers that use our products may face severe price competition, become obsolete over a short time period, or fail to gain market acceptance. Any of these occurrences would materially harm our business.

In order to return to profitability, we will need to offset the general pattern of declines and fluctuations in the prices of our products

        The average selling prices of our products historically have declined during the products' lives by, on average, approximately 7% per year, and we expect this trend to continue. If we are unable to achieve cost reductions, increase unit demand or introduce new higher-margin products in a timely manner to offset these price declines, our business would be materially harmed.

        In addition, the selling prices for our products fluctuate significantly with real and perceived changes in the balance of supply and demand for our products and comparable products. The growth in the worldwide supply of FPGAs in recent periods has added to the decrease in the average selling prices for our products. In addition, we expect our competitors to invest in new manufacturing process technologies and achieve significant manufacturing yield improvements in the future. These developments could increase the worldwide supply of FPGAs and alternate products and create additional downward pressure on pricing. If the worldwide supply of FPGAs grows faster than the demand for such products in the future, the price for which we can sell such products may decline, which would materially harm our business.

We depend upon third party distributors to market and sell our products, and they may discontinue sale of our products, fail to give our products priority or be unable to successfully market, sell and support our products

        We employ independent, third-party distributors to market and sell a significant portion of our products. During 2001, approximately 74% of our sales were made through our distributors. Two distributors together accounted for approximately 35% of our sales. Although we have contracts with our distributors, any of them may terminate their relationship with us on short notice. The loss of one or more of our principal distributors, or our inability to attract new distributors, could materially harm our business. We may lose distributors in the future and we may be unable to recruit additional or replacement distributors. As a result, our future performance will depend in part on our ability to retain our existing distributors and attract new distributors that will be able to market, sell and support our products effectively.

        Many of our distributors, including our principal distributors, market and sell products for other companies, and many of these products may compete directly or indirectly with our products. We generally are not one of the principal suppliers of products to our distributors. If our distributors give higher priority or greater attention to the products of other companies, including products that compete with our products, our business would be materially harmed.

We may be unable to accurately predict quarterly results if distributors are inaccurate or untimely in providing us with their resale reports, which could adversely affect the trading price of our stock

        Since we generally recognize revenue from sales to our distributors only when these distributors make sales to customers, we are highly dependent on the accuracy and timeliness of their resale reports. Inaccurate resale reports contribute to our difficulty in predicting and reporting our quarterly revenue and results of operations, particularly in the last month of the quarter. If we fail to accurately predict our revenue and results of operations on a quarterly basis, our stock price could materially fluctuate. Distributors occasionally increase their inventories of our products in anticipation of growth in the demand for our products. If this growth does not occur, distributors will decrease their orders for our products in subsequent periods, and our business would be materially harmed.

Customers may cancel or defer significant purchase orders or our distributors may return our products, which would cause our inventory levels to increase and our revenues to decline

        We sell our products on a purchase order basis through our distributors and direct sales channels, and our distributors or customers may cancel purchase orders at any time with little or no penalty. In addition, our distributor agreements generally permit our distributors to return unprogrammed products to us. Contractually, our distributors are permitted to return up to 10%, by value, of the products they purchase from us every six months. If our customers cancel or defer significant purchase orders or our distributors return our products, our inventories would increase, which would materially harm our business.

Many systems manufacturers may be unwilling to switch to our products because of their familiarity with the products offered by our direct competitors such as Xilinx and Altera, which dominate the programmable logic market

        The semiconductor industry is intensely competitive and characterized by:

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  erosion of selling prices over product lives;

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  rapid technological change;

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  short product life cycles; and

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  strong domestic and foreign competition.

        If we are not able to compete successfully in this, environment, our business will be materially harmed. A primary cause of this highly competitive environment is the strengths of our competitors. Our industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial, technical, marketing, distribution and other resources than we do. Our current direct competitors include suppliers of complex programmable logic devices and field programmable gate arrays, such as Xilinx, Altera, Actel, and Lattice Semiconductor. Xilinx and Altera together have a majority share of the programmable logic market. Many systems manufacturers may be unwilling or unable to switch to our products due to their familiarity with competitors' products or other inhibiting factors.

        We also face competition from companies that offer ASICs, which may be obtained at lower costs for higher volumes and typically have greater logic capacity, additional features and higher performance than those of our products. We may also face competition from suppliers of products based on new or emerging technologies, including ESPs. Our inability to successfully compete in any of the following areas could materially harm our business:

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  the development of new products and manufacturing technologies;

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  the quality and price of products and devices;

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  the diversity of product lines; or

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  the cost effectiveness of design, development, manufacturing and marketing efforts.

We may be unable to successfully grow our business if we fail to compete effectively with others to attract and retain key personnel

        We believe our future success will depend upon our ability to attract and retain engineers and other highly skilled personnel. Our employees are at-will and not subject to employment contracts. Hiring qualified sales and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. We have in the past experienced difficulty in recruiting and retaining qualified sales and technical personnel. In 2001, our Vice President of Sales, Michael Brown, resigned. Failure to attract and retain personnel, particularly sales and technical personnel, would materially harm our business.

We may be unable to adequately protect our intellectual property rights, and may face significant expenses as a result of future litigation

        Protection of intellectual property rights is crucial to our business, since that is how we keep others from copying the innovations which are central to our existing and future products. From time to time, we receive letters alleging patent infringement or inviting us to take a license to other parties' patents. We evaluate these letters on a case-by-case basis. In September 1999, we received an offer to license a patent related to field programmable gate array architecture. We have not yet determined whether this license would be necessary or useful, or whether a license would be obtainable at a reasonable price. Offers such as these may lead to litigation if we reject the opportunity to obtain the license. We have in the past and may again become involved in litigation relating to alleged infringement by us of others' patents or other intellectual property rights. This kind of litigation is expensive and consumes large amounts of management's time and attention. For example, we incurred substantial costs associated with the litigation and settlement of our dispute with Actel, which materially harmed our business. In addition, if the September 1999 letter or other similar matters result in litigation that we lose, a court could order us to pay substantial damages and/or royalties, and prohibit us from making, using, selling or importing essential technologies. For these and other reasons, this kind of litigation would materially harm our business. Also, although we may seek to obtain a license under a third party's intellectual property rights in order to bring an end to certain claims or actions asserted against us, we may not be able to obtain such a license on reasonable terms or at all.

        We have entered into technology license agreements with third parties which give those parties the right to use patents and other technology developed by us, and which give us the right to use patents and other technology developed by them. We anticipate that we will continue to enter into these kinds of licensing arrangements in the future; however, it is possible that desirable licenses will not be available to us on commercially reasonable terms. If we lose existing licenses to key technology, or are unable to enter into new licenses which we deem important, it could materially harm our business.

        Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our products. The process of seeking patent protection can be long and expensive, and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology or design around the patents we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, employees may breach these agreements, and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as do the laws of the United States.

Problems associated with international business operations could affect our ability to manufacture and sell our products

        Most of our products are manufactured outside of the United States at manufacturing facilities operated by our suppliers in Taiwan, South Korea and the Philippines. As a result, our manufacturing operations are subject to risks of political instability, including the risk of conflict between Taiwan and the People's Republic of China and conflict between North Korea and South Korea. Moreover, the majority of available manufacturing capacity for our products is located in Taiwan and South Korea.

        Sales to customers located outside the United States accounted for 48%, 35% and 41% of our total sales in 1999, 2000 and 2001, respectively. We anticipate that sales to customers located outside the United States will continue to represent a significant portion of our total sales in future periods and the trend of foreign customers accounting for an increasing portion of our total sales may continue. In addition, most of our domestic customers sell their products outside of North America, thereby indirectly exposing us to risks associated with foreign commerce. Asian economic instability could also materially and adversely affect our business, particularly to the extent that this instability impacts the sales of products manufactured by our customers. Accordingly, our operations and revenues are subject to a number of risks associated with foreign commerce, including the following:

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  managing foreign distributors;

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  staffing and managing foreign branch offices;

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  political and economic instability;

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  foreign currency exchange fluctuations;

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  changes in tax laws, tariffs and freight rates;

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  timing and availability of export licenses;

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  inadequate protection of intellectual property rights in some countries; and

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  obtaining governmental approvals for certain products.

        In the past we have denominated sales of our products in foreign countries exclusively in U.S. dollars. As a result, any increase in the value of the U.S. dollar relative to the local currency of a foreign country will increase the price of our products in that country so that our products become relatively more expensive to customers in the local currency of that foreign country. As a result, sales of our products in that foreign country may decline. To the extent any such risks materialize, our business would be materially harmed.

Our principal stockholders have significant voting power and may vote for actions that may not be in the best interests of our stockholders

        Our officers, directors and principal stockholders together control approximately 44% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to significantly influence the management and affairs of QuickLogic and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Our certificate of incorporation, bylaws, Shareholder Rights Plan, and Delaware law contain provisions that could discourage a takeover

        Our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in the control of QuickLogic or a change in our management. Our certificate of incorporation provides that we will have a classified Board of Directors, with each class of directors subject to re-election every three years. This classified board when implemented will have the effect of making it more difficult for third parties to insert their representatives on our board of directors and gain control of QuickLogic. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the common stock.

        We adopted a Shareholder Rights Plan in 2001. The plan provides that our board of directors may, without further action by the stockholders, issue shares of preferred stock in one or more series and fix the rights, preferences, privileges and restrictions thereof. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of QuickLogic.

Our common stock has only been publicly traded for a short time, and we expect the price of our common stock will fluctuate substantially

        Prior to our initial public offering on October 15, 1999, there was no public market for shares of our common stock. The market price for our common stock may be affected by a number of factors, including:

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  the announcement of new products or product enhancements by us or our competitors;

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  quarterly variations in our or our competitors' results of operations;

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  changes in earnings estimates or recommendations by securities analysts;

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  developments in our industry; and

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  general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

        In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations may materially and adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline

        The selling stockholder intends to sell only a portion of the 2,522,000 registered shares to satisfy its debts. The remaining shares will be distributed to the stockholders of V3 Semiconductor, Inc. As a result of the sale of shares under this registration statement and the sale of any shares by V3 shareholders after the distribution, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

If our share price falls further, we could be delisted from the Nasdaq National Market

        The minimum per share bid price required under market place Rule 4450(a)(5) to maintain a listing on the Nasdaq National Market is $1.00. Our common stock traded as low as $3.25 during 2001. If our common stock trades below $1.00, we could be delisted from the Nasdaq National Market. A delisting could impair our ability to raise additional working capital. If we are able to raise additional capital, the terms may not be favorable and your investment may be diluted. Furthermore, because prices for delisted stock are often not publicly available, a delisting would impair the liquidity of our common stock and make it difficult for you to sell your shares, and you may lose some or all of your investment.

Selling Stockholder

        In April 2001, QuickLogic signed a definitive agreement with V3 Semiconductor, Inc. to acquire fixed assets, inventory and other assets of V3, net of certain liabilities, in exchange for 2,522,000 shares of QuickLogic's common stock. To facilitate the asset sale and the subsequent windup of V3 as a distinct entity, V3 filed for relief under Chapter 11 of the United States Bankruptcy Code in May 2001. QuickLogic completed the acquisition of the assets and issued the 2,522,000 shares of common stock in August 2001. QuickLogic and V3 entered into a Registration Rights Agreement as of April 10, 2002 whereby QuickLogic has agreed to register such shares for sale. In connection with V3's bankruptcy proceedings, upon the effectiveness of V3's Plan of Reorganization, a trust will be formed, the VSI Liquidating Trust, to liquidate and distribute V3's assets to its creditors and stockholders. The VSI Liquidating Trust is the selling stockholder and intends to sell enough of the registered shares to satisfy V3's creditors in cash. Any remaining shares will be distributed to V3's stockholders and will be fully tradable. The selling stockholder has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it. The following table sets forth the number of shares beneficially owned by the selling stockholder. Percentage ownership is based on 23,176,979 shares of common stock outstanding as of March 31, 2002.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(2)
			Number of Shares Registered for Sale Hereby(1)
Name of selling stockholder
	Number	Percent		Number	Percent
The VSI Liquidating Trust	2,522,000	10.88%	2,522,000	0	0%

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)
Assumes the distribution to V3 stockholders of any shares not sold under this registration statement.

Plan of Distribution

        We are registering all 2,522,000 shares of common stock on behalf of the VSI Liquidating Trust, the selling stockholder. The selling stockholder expects to sell enough of the shares registered under this registration statement to satisfy in cash the claims of V3's creditors. Any remaining shares will then be distributed to V3's stockholders and will be freely tradable. We will receive no proceeds from this offering. The selling stockholder will act independently of QuickLogic in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, in public or private transactions, at prices and at terms then prevailing, at prices related to the then current market price, at fixed prices or at negotiated prices. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold through any type of transaction, including but not limited to, one or more of, or a combination of, the following:

  •
  transactions involving a cross or block trades or otherwise on the Nasdaq National Market;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  "at the market" to or through market makers, or into an existing market for our common stock;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act with respect to the shares sold under this registration statement, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder has advised QuickLogic that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) promulgated under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of the selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        The selling stockholder will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Legal Matters

        The validity of the securities offered pursuant to this prospectus will be passed upon for QuickLogic by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Experts

        The consolidated financial statements of QuickLogic Corporation and subsidiaries incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

        (a)  Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed March 14, 2002;

        (b)  Definitive Proxy Statement on Schedule 14A in connection with QuickLogic's 2002 Annual Meeting of Stockholders, filed March 26, 2002;

        (c)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed May 14, 2002; and

        (d)  The description of QuickLogic common stock contained in its registration statement on Form S-1 filed March 20, 2000, including any amendments or reports filed for the purpose of updating such descriptions.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Chief Financial Officer
  QuickLogic Corporation
  1277 Orleans Drive
  Sunnyvale, CA 94089-1138
  (408) 990-4000

        You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee. The selling stockholder will bear all costs, expenses and fees in connection with the registration of the shares.

SEC Registration Fee	$1,133
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Printing Fees	5,000
Transfer Agent Fees	1,000
Miscellaneous	2,867

Total	$70,000

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        The Registrant's bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware General Corporation Law. The Registrant's bylaws allow the Registrant to purchase insurance for any person whom the Registrant is required or permitted to indemnify. The Registrant has obtained a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

        The Registrant has entered into agreements with its directors and executive officers regarding indemnification. Under these agreements, the Registrant will indemnify them against amounts actually and reasonably incurred in connection with an actual, or a threatened, proceeding if any of them may be made a party because of their role as one of the Registrant's directors or officers. The Registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant's best interests. With respect to any criminal proceeding, the Registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

        In addition, the Registrant's certificate of incorporation provides that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision does not eliminate a director's duty of care. Each director will continue to be subject to liability for:

  •
  breach of the director's duty of loyalty to the Registrant;

  •
  acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

  •
  acts or omissions that the director believes to be contrary to the Registrant's best interests or the Registrant's stockholders;

  •
  any transaction from which the director derived an improper personal benefit; and

  •
  for improper distributions to stockholders and loans to directors and officers.

        This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16. Exhibits

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (included on page II-3 of this registration statement)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on this 17th day of May, 2002.

QUICKLOGIC CORPORATION
By:	/s/ E. THOMAS HART E. Thomas Hart President, Chief Executive Officer, and Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Thomas Hart and Arthur O. Whipple jointly and severally, as his true and lawful attorneys-in-fact, each with the full power of substitution and resubstitution, for him and in his name, place and steed, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of QuickLogic Corporation and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ E. THOMAS HART E. Thomas Hart	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	May 17, 2002
/s/ ARTHUR O. WHIPPLE Arthur O. Whipple	Vice President of Finance, Chief Financial Officer, and Secretary (Principal Financial and Accounting Officer)	May 17, 2002
Hua-Thye Chua	Director	May , 2002
/s/ DONALD P. BEADLE Donald P. Beadle	Director	May 17, 2002
/s/ MICHAEL J. CALLAHAN Michael J. Callahan	Director	May 17, 2002

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (included on page II-3 of this registration statement)

QuickLinks

TABLE OF CONTENTS
The Company
The Offering
Risk Factors
Selling Stockholder
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS